EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, relating to the 6.5% cumulative convertible preferred stocks of Ampal American Israel Corporation, of AM-HAL LTD. of our report dated February 15, 2004 relating to the financial statements, which is included in the Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Brightman Almagor & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

March 26, 2006